Exhibit (h)(79)

Amendment to
Amended and Restated Chief Compliance Officer Services Agreement

This Amendment, dated as of December 16, 2016 (this “Amendment”), is to the Amended and Restated Chief Compliance Officer Services Agreement dated December 13, 2011, as amended (the “Agreement”), by and between Financial Investors Trust (the “Trust”), a Delaware statutory trust, on behalf of the series listed in Exhibit A hereto (each, a “Fund” and together, the “Funds”), as such exhibit may be modified from time to time by written agreement of the parties hereto, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.         Effective as of the date of this Amendment, Exhibit A (List of Funds) of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A (List of Funds) attached hereto and incorporated by reference herein.

2.         Effective as of the date of this Amendment, SECTION 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)
As compensation for the performance of the Services on behalf of the Funds, the Trust shall pay to ALPS during the Term an annual base fee of [       ] paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”).  During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the same services would be the Fee subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

3.         Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

FINANCIAL INVESTORS TRUST,
on behalf of the Funds

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

Exhibit A

List of Funds

Aspen Managed Futures Strategy Fund
Aspen Portfolio Strategy Fund

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